UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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P.A.M. TRANSPORTATION SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.A.M. TRANSPORTATION SERVICES, INC.
297 West Henri De Tonti Boulevard
Tontitown, Arkansas 72770
(479) 361-9111
www.pamtransport.com
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 23, 2013
_______________

To our Stockholders:

The 2013 annual meeting of stockholders of P.A.M. Transportation Services, Inc. (“PTSI” or the “Company”), a Delaware corporation, will be held at the principal executive offices located at 297 West Henri De Tonti Boulevard, Tontitown, Arkansas 72770, on Thursday, May 23, 2013, at 9:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following proposals:

1.
To elect six directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified (the Board of Directors recommends a vote “FOR” the nominees named in the attached proxy statement proposal);

2.	To ratify the appointment of Grant Thornton LLP as PTSI’s independent registered public accounting firm for the next fiscal year (the Board of Directors recommends a vote “FOR” this proposal); and

3.	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

All stockholders of record as of the close of business on April 3, 2013, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

       By Order of the Board of Directors

       Daniel H. Cushman
       President and Chief Executive Officer

April 18, 2013

Your Vote Is Important

Whether or not you plan to attend the meeting in person, you are urged to promptly submit your proxy so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Your prompt action will help us reduce the expense of proxy solicitation.

P.A.M. Transportation Services, Inc.
_______________

Proxy Statement

For the Annual Meeting of Stockholders
To Be Held on May 23, 2013
_______________

P.A.M. Transportation Services, Inc.
_______________

Annual Meeting of Stockholders
May 23, 2013

PROXY STATEMENT

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of P.A.M. Transportation Services, Inc. (“PTSI” or the “Company”) for use at our annual meeting of stockholders (the “Annual Meeting”) to be held at the principal executive offices located at 297 West Henri De Tonti Boulevard, Tontitown, Arkansas 72770, on Thursday, May 23, 2013, at 9:00 a.m. local time, and at any or all adjournments or postponements of the meeting. The telephone number for our principal executive office is (479) 361-9111. This proxy statement and form of proxy are being mailed to stockholders on or about April 18, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 23, 2013

Our combined Proxy Statement and 2012 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, are available at www.envisionreports.com/PTSI.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of the Annual Meeting, including the election of directors and ratification of appointment of our independent public accounting firm, and consideration of such other business as may properly come before the Annual Meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 3, 2013 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares at the meeting. Holders of our common stock are entitled to one vote per share.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting.  Stockholders who are “street name” holders will need to bring a copy of a brokerage statement reflecting their ownership as of the Record Date in order to attend the meeting.

What is a proxy?

A proxy is your legal designation of another person, the “proxy,” to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons appointed as proxies by our Board of Directors (the “Board”) the authority to vote your shares as indicated on the proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, 8,665,677 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

You may vote by mail or follow the alternative voting procedures described on the accompanying proxy card. If you complete, sign and return the proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote in accordance with the recommendations of the Board, as set out below.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under current stock exchange rules, brokers who do not have instructions from their customers may not use their discretion in voting their customers’ shares on certain specific matters that are not considered to be “routine” matters, including the election of directors, executive compensation and other significant matters. The proposal in this Proxy Statement to elect directors is not considered to be a routine matter.  Therefore, without your specific instructions, your shares will not be voted on this matter and will not be counted in determining the number of shares necessary for approval.  Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum. You should follow the directions provided by your nominee regarding instructions on how to vote your shares.

The ratification of the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm is considered a routine matter and, therefore, if beneficial owners fail to give voting instructions, brokers, banks and other nominees will have the discretionary authority to vote shares of our common stock with respect to this proposal.

If, as of the Record Date, you are a stockholder of record and you attend the meeting, you may vote in person at the meeting.  The authorized capital stock of PTSI consists of 40,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on April 3, 2013, there were 8,665,677 shares eligible to vote.

What Is A Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because:

(1)	the beneficial owner has not instructed the nominee on how to vote, and
(2)	the nominee lacks discretionary voting power to vote such issues.

Under NASDAQ rules, a nominee does not have discretionary voting power with respect to the approval of “nonroutine” matters absent specific voting instructions from the beneficial owners of such shares.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with each proposal in this proxy statement. In summary, the Board recommends a vote:

•	“FOR” the election of the nominated slate of directors.

•	“FOR” the ratification of the appointment of Grant Thornton LLP as PTSI’s independent registered public accounting firm.

What vote is required to approve each proposal?

•
Election of Directors. The affirmative vote of the holders of shares of our common stock representing a plurality of the shares of our common stock voting on the matter is required for the election of directors. Votes withheld and broker non-votes are not counted toward a nominee’s total number of votes.

•
Other Proposals. For each other proposal, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.

Are there other matters to be voted on at the Annual Meeting?

As of the date of this proxy statement, our Board of Directors does not know of any other matters that may come before the meeting, other than the Proposals described in this proxy statement. Should any other matter requiring a vote of the stockholders arise and be properly presented at the Annual Meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares, discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

Can I revoke or change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be paid by the Company. Our directors, officers, and other employees may, without compensation other than their regular compensation, solicit proxies by further mailings or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

How many Directors are there?

Our Amended and Restated By-Laws (the “Bylaws”) provide that the number of directors shall not be less than three nor more than fifteen members, with the precise number to be fixed by resolution of the stockholders or the Board of Directors. Currently, we have eight directors. The Board of Directors has recommended six nominees for election at the Annual Meeting. No successors have been identified or nominated to be voted on at the Annual Meeting for the two vacancies that will occur as of the Annual Meeting.

How long do Directors serve?

Our Bylaws provide that each Director shall hold office until the Annual Meeting of stockholders held next after his election and until his successor has been duly elected and has qualified, or until his resignation, removal from office, or death. The stockholders of the Company elect successors for Directors whose terms have expired at the Annual Meeting. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board.

Do the stockholders elect the executive officers?

No. Executive Officers are elected by the Board and hold office until their successors are elected and qualified or until the earlier of their death, retirement, resignation or removal.

Our Board of Directors encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to promptly submit your proxy.

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____________________________________________________

PROPOSAL ONE

____________________________________________________

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors. Members of our Board are elected annually to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Our Board has nominated for re-election six of our current directors. No nominees have been identified or selected for the two vacancies that will occur as of the Annual Meeting. The biography of each of the nominees below contains information regarding the person’s service as director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director.

Frederick P. Calderone	Director Since 1998

Frederick P. Calderone, age 62, has served as a Vice President of CenTra, Inc. for the past 22 years. CenTra is a transportation holding company headquartered in Warren, Michigan. Prior to joining CenTra, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, Certified Public Accountants (now Deloitte & Touche LLP). Mr. Calderone is a certified public accountant and an attorney. He has served as a director of PTSI since May 1998. He has extensive experience in finance and accounting. Because he has served as director of PTSI for over ten years, he has an enhanced knowledge of PTSI’s corporate governance, personnel matters and growth strategy. These experiences qualify him for service on the Board of PTSI.

Daniel H. Cushman	Director Since 2009

Daniel H. Cushman, age 58, has served as President and Chief Executive Officer since July 2009. Prior to his employment with the Company, Mr. Cushman served as Vice President of Sales and Marketing for CRST International, Inc. in Cedar Rapids, Iowa (“CRST”), from July 2008 to July 2009, and as Vice President and General Manager of Dedicated Services for CRST from March 2008 to July 2008. From January 2007 to March 2008, Mr. Cushman was Senior Executive Vice President and Chief Marketing Officer for Werner Enterprises in Omaha, Nebraska. From January 2002 to December 2006, he served as Executive Vice President Chief Marketing and Operations Officer for Werner Enterprises. These experiences qualify him to serve on the Board and as a member of the Executive Committee of PTSI.

W. Scott Davis	Director Since 2007

W. Scott Davis, age 50, has been a Partner and Senior Managing Director of Rock Financial Partners, LLC since April 2009. From August 2006 to April 2009, he served as the President and sole owner of WS Davis, Inc., the company through which he performs his consulting work. From 1987 to 2006, Mr. Davis worked for Stephens Inc., an investment banking firm, including serving as an Executive Vice President of Stephens Inc. from 2002 to 2006. Mr. Davis has served as a director of PTSI since August 2007. He has extensive experience in the investment banking industry. He currently serves on our Audit Committee and Compensation and Stock Option Committee. His extensive experience in financial statement analysis and review qualifies him to serve on the Board and as a member of the Audit Committee of PTSI.

Manuel J. Moroun	Director Since 2002

Manuel J. Moroun, age 85, is a principal shareholder of CenTra, Inc., a holding company based in Warren, Michigan and has served as Chief Executive Officer of CenTra since 1970. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing logistics and transportation services. Mr. Moroun has served as a director of PTSI since 2002. Mr. Moroun also has served as a director of Universal Truckload Services, Inc. (NASDAQ: UACL) since 2004. Manuel J. Moroun is the father of Matthew T. Moroun. With over 50 years experience in starting and managing transportation businesses, Mr. Moroun brings the perspective and insight of a successful transportation entrepreneur to the Board’s role in evaluating the Company’s business planning and performance. These experiences qualify him for service on the Board of PTSI.

Matthew T. Moroun	Director Since 1992

Matthew T. Moroun, age 40, has served as Vice Chairman and as a director of CenTra, Inc., a holding company based in Warren, Michigan, since 1993. Mr. Moroun is the principal shareholder and has served as Chairman of Oakland Financial Corporation, an insurance and real estate holding company based in Sterling Heights, Michigan, and its subsidiaries, since 1996. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing logistics and transportation services. Mr. Moroun has served as a director of PTSI since 1992 and as Chairman of the Board since 2007. Mr. Moroun has served as a director and as Chairman of the Board of Universal Truckload Services, Inc. (NASDAQ: UACL) since 2004. Matthew T. Moroun is the son of Manuel J. Moroun. Mr. Moroun’s extensive leadership experience with businesses providing transportation and logistics services brings invaluable perspective and insight to the Board’s role of evaluating the Company’s business planning and performance. This experience and insight qualify him for service as Chairman of the Board of PTSI.

Daniel C. Sullivan	Director Since 1986

Daniel C. Sullivan, age 72, has been a practicing attorney, specializing in transportation law for more than 40 years. Mr. Sullivan has been a principal with the firm of Sullivan, Hincks & Conway, or its predecessor, presently located in Oak Brook, Illinois, since 1972. Mr. Sullivan has served as a director of PTSI since June 1986. Mr. Sullivan has also served as a member of the Board of Directors of Universal Truckload Services, Inc. since November 2004. He has extensive knowledge in the field of transportation law. His long history on the Board makes him qualified to understand PTSI’s customer base, industry structure, growth strategy and corporate governance. He serves on the Compensation and Stock Option Committee, and that service has enhanced his knowledge of public company executive compensation matters. These experiences qualify him for service on the Board and as a member of the Compensation and Stock Option Committee of PTSI.

Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the six director nominees. All of the nominees have indicated their willingness to serve on the Board of Directors. If any nominee should become unwilling or unavailable to serve, our Board may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board has no reason to believe that any of the nominees will become unavailable to serve.

Your Board of Directors Recommends that Stockholders Vote

FOR

Each of the Nominees Named Above

CORPORATE GOVERNANCE

Director Independence

Applicable NASDAQ listing standards generally require that a majority of our Board of Directors be independent. Recently, our Board of Directors reviewed the independence of directors and determined that four of our directors, Messrs. Conner, Davis, Sullivan and Wilkins meet the standards for independence required by applicable NASDAQ listing standards. In making this determination, our Board has concluded that none of the independent directors has a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Because more than fifty percent (50%) of the voting power of our company is controlled by Matthew Moroun and a trust of which Mr. Matthew Moroun and Mr. Hal Briand are co-trustees, we have elected to be treated as a “controlled company” in accordance with Rule 5615(c) of the NASDAQ Listing Rules. Accordingly, we are not subject to the NASDAQ rules that would otherwise require us to have (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; and (iii) a nominating committee composed solely of independent directors.

Board Structure and Role in Risk Oversight

Our Board of Directors has chosen to separate the positions of Chairman and Chief Executive Officer (“CEO”). Mr. Matthew T. Moroun is the Chairman of the Board and Mr. Daniel H. Cushman is the President and CEO. This separation of Chairman and CEO allows for greater oversight of PTSI by the Board. The Board is actively involved in oversight of risks that could affect PTSI. This oversight is conducted primarily through committees of the Board, as disclosed in the description of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within PTSI.

Board Meetings

During 2012, our Board of Directors held six meetings. All directors attended more than 75% of the meetings of our Board including committees on which they then served.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”), and the Executive Committee. The membership of these committees, as of April 15, 2013, was as follows:

Audit Committee	Compensation Committee	Executive Committee
Frank L. Conner*	Frank L. Conner	Daniel H. Cushman
W. Scott Davis	W. Scott Davis*	Matthew T. Moroun
Charles F. Wilkins	Daniel C. Sullivan
____________
* Committee chairman

Each of the members of the Audit Committee and the Compensation Committee is an independent director as defined by applicable NASDAQ listing standards. Each of these two committees has a charter that has been approved by our Board of Directors and is available on our website, at www.pamtransport.com under the caption of “Investors”.

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee has three members and met five times in 2012. The Audit Committee assists our Board of Directors in overseeing our accounting and financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, retention and compensation of our registered public accounting firm. Our Board of Directors has determined that Mr. Conner and Mr. Davis, who are members of the Audit Committee, are each qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). Mr. Conner and Mr. Davis are independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee has three members and met one time in 2012. The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our executive officers. The Compensation Committee's responsibilities and authority include:

•	reviewing trends in management compensation and the competitiveness of our executive compensation programs;

•	overseeing development of new compensation plans, and approving or recommending for determination by our Board of Directors revisions of existing plans;

•	evaluating the performance of our CEO;

•	determining, or recommending for determination by our Board of Directors, the salaries, bonus and other compensation for our CEO and each of our other executive officers;

•	reviewing and making recommendations concerning long-term incentive compensation plans, including stock option and other equity-based plans;

•	to the extent eligible to do so, acting as the committee of our Board of Directors that administers equity-based plans, incentive compensation plans and employee benefit plans; and

•	reviewing and approving, or recommending to our Board of Directors for approval, compensation packages for new officers and severance arrangements for officers.

If a member of a committee of our Board of Directors is absent from a meeting, our bylaws give Board committees authority to unanimously appoint another member of our Board of Directors to act at the meeting in place of the absent committee member. While the Compensation Committee could use this authority, it has no plans to do so. The Compensation Committee has the authority to retain compensation consultants but does not currently use compensation consultants. Compensation for directors is determined by our Board.

Executive Committee. The Executive Committee exercises the authority of our Board of Directors in accordance with our bylaws between regular meetings of our Board. The Executive Committee did not meet during 2012.

Director Nominating Process. Our Board does not have a nominating committee that nominates candidates for election to our Board. That function is performed by our Board of Directors. Each member of our Board participates in the consideration of director nominees. Our Board of Directors believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. Our Board of Directors believes that not having a separate nominating committee saves the administrative expense that would be incurred in maintaining such a committee, and saves time for directors who would serve on a nominating committee if it were established. As there is no nominating committee, we do not have a nominating committee charter.

At least a majority of our independent directors participate in the initial consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in the NASDAQ listing standards. After these independent directors discuss and evaluate potential nominees, they recommend director nominees to the full Board of Directors for selection. Notwithstanding the foregoing, so long as the Company continues to be a controlled company (within the meaning of NASDAQ Rule 5615(c)), the Board of Directors may be guided by the recommendations of the Company’s majority stockholder in its nominating process.

Our Board will consider as potential nominees persons recommended by stockholders. Recommendations should be submitted to our Board of Directors in care of our Secretary, Lance K. Stewart, at Post Office Box 188, Tontitown, Arkansas 72770. Each recommendation should include a personal biography of the suggested nominee, a description of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

Our Board has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by our Board of Directors. Generally, candidates have been known to one or more of our Board members. Our Board of Directors has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. In evaluating candidates for nomination, our Board of Directors will consider the factors it believes to be appropriate, which would generally include the candidate's independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in conjunction with the rest of our Board in collectively serving the long-term interests of our stockholders. Although our Board has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. Our Board of Directors does not evaluate potential nominees for director differently based on whether they are recommended to our Board by a stockholder.

Communications with Directors and Attendance at the Annual Meetings

Stockholders may communicate directly with our Board of Directors as a group by writing to our Board of Directors, care of the Secretary of PTSI, Post Office Box 188, Tontitown, Arkansas 72770. Our Secretary will review all of the correspondence and regularly forward to our Board of Directors a summary of the correspondence, and copies of all of the correspondence that, in his opinion, deals with the functions of our Board of Directors or any of its committees or that our Secretary otherwise determines requires the attention of our Board of Directors. Directors may at any time review a log of all of the correspondence that is addressed to our Board, and request copies of any and all of the correspondence.

Our Board of Directors has a policy of encouraging our directors to attend the annual meetings of the stockholders. In 2012, all of our directors attended the Annual Meeting.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees, including our CEO and our chief financial and accounting officer. We have posted a copy of our Code of Ethics on our website at www.pamtransport.com under the caption “Investors”. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

During 2012, Messrs. Conner, Davis and Sullivan served as members of the Compensation Committee for all of the year. No member of the Compensation Committee is, or was during or prior to 2012, an officer or employee of PTSI or any of its subsidiaries. None of our executive officers serves or served as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves or served as a director or member of our Compensation Committee.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. The Audit Committee's primary purpose is to assist the Board of Directors in overseeing:

•	the accounting and financial reporting process;

•	audits of financial statements and internal control over financial reporting; and

•	internal control and audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between us and our independent auditor, including having direct responsibility for the auditor's appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, and reviews the activities of our internal audit function.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found.

The Audit Committee discussed with PTSI's independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of our financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees). The Audit Committee and Grant Thornton also reviewed management's assessment, which was included in management's report on internal control over financial reporting and Grant Thornton's opinion on the effectiveness of the company's internal control over financial reporting as of December 31, 2012.

The Audit Committee has discussed with Grant Thornton that firm's independence from management and us, and has received from Grant Thornton the written disclosures and letter required by the Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining Grant Thornton's independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2012, with both management and our independent registered public accounting firm. The Audit Committee's review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Audit Committee Members

Frank L. Conner, Chairman
W. Scott Davis
Charles F. Wilkins

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation Committee Members

W. Scott Davis, Chairman
Frank L. Conner
Daniel C. Sullivan

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our primary goal for the compensation of our executive officers is to create long-term value for our stockholders. Our compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and create long-term value for our stockholders, while at the same time making efficient use of our resources. The compensation of our executive officers is designed to reward financial and operating performance, to align their interests with those of our stockholders, and to encourage them to remain with us.

Executive Officers of PTSI

Our executive officers are Daniel H. Cushman, Larry J. Goddard and Lance K. Stewart.

Name	Age	Position	Years of Service
Daniel H. Cushman	58	President and Chief Executive Officer	4
Larry J. Goddard	54	Executive Vice President	25
Lance K. Stewart	44	Vice President of Finance, Chief Financial Officer, Secretary and Treasurer	24
___________________________

Daniel H. Cushman. Mr. Cushman, age 58, has served as President and CEO since July 2009. Prior to his employment with the Company, Mr. Cushman served as Vice President of Sales and Marketing for CRST International, Inc. in Cedar Rapids, Iowa (“CRST”), from July 2008 to July 2009, and as Vice President and General Manager of Dedicated Services for CRST from March 2008 to July 2008. From January 2007 to March 2008, Mr. Cushman was Senior Executive Vice President and Chief Marketing Officer for Werner Enterprises in Omaha, Nebraska. From January 2002 to December 2006, he served as Executive Vice President Chief Marketing and Operations Officer for Werner Enterprises.

Larry J. Goddard. Mr. Goddard, age 54, has served as Executive Vice President since July, 2010. From 1991 until July, 2010, Mr. Goddard served as Vice President of Finance, Chief Financial Officer, Secretary and Treasurer. Before 1991, Mr. Goddard served in various capacities with the Company and has been with the Company for the past 25 years. In 2011, Mr. Goddard filed for protection under Chapter 7 of the Bankruptcy Code. In relation to this filing, 10,000 shares of the Company’s stock owned by Mr. Goddard were sold by the bankruptcy trustee in March 2012.

Lance K. Stewart. Mr. Stewart, age 44, has served as Vice President of Finance, Chief Financial Officer, Secretary and Treasurer since July, 2010. From 2002 until July, 2010, Mr. Stewart served as Vice President of Accounting and Controller of the Company. Before 2002, he served in various capacities with the Company and has been with the Company for the past 24 years.

Elements of Compensation

We have three key elements of compensation: annual base salary, cash incentive compensation, and stock options. Annual base salary is intended to attract and retain talented executives, and reward them for annual achievement. Cash incentive compensation is intended to motivate our executive officers to achieve specified financial results or superior performance. Stock options are intended to align the interests of our executive officers with those of our stockholders by linking compensation to stock price appreciation. In addition, when the criteria for vesting of options includes achieving specified financial results, stock options also serve the purpose of motivating our executive officers to achieve those results.

Determining Compensation

Compensation for our executive officers is primarily based upon the judgment of the Compensation Committee of our Board of Directors. The committee considers competitive market compensation paid by other companies, including truckload dry van carriers and other trucking companies, but it does not attempt to maintain a specified target percentile within a peer group or otherwise rely on compensation paid by other companies to determine our executive compensation.

In determining compensation for our executive officers, the committee reviews and evaluates many factors, including:

•	PTSI's performance and growth;

•	financial measurements such as revenue, revenue growth, net operating income and operating ratio, and trends in those measurements;

•	leadership qualities;

•	ability to achieve strategic objectives;

•	scope and performance of business responsibilities;

•	management experience and effectiveness;

•	individual performance and performance as a management team;

•	current compensation arrangements; and

•	long-term potential to maintain and enhance value for our stockholders.

The committee generally does not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. The committee strives to achieve an appropriate mix between annual base salary, cash incentive compensation and stock options to meet our objectives.

The committee receives regular updates on our business results from management and reviews the quarterly financial statements and projections to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The committee also regularly reviews information, including reported revenue, profit levels, market capitalization and disclosed governance practices, regarding comparably–sized companies in our industry to assess our comparative performance and organizational structure. The committee uses management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions. The committee takes the view that a close connection between compensation and performance objectives encourages our executive officers to make decisions that will result in significant positive short-term and long-term returns for our business and our stockholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the executive officers, the business or our stockholders.

Based on these reports, the committee regularly evaluates both the short-term and long-term performance compensation for the executive officers to ensure alignment with our business objectives. The committee also works closely with management regarding long-term equity incentives, which emphasize stockholder returns while providing enhanced retention value for key executives.

Employment Agreements Include Annual Base Compensation

We periodically enter into multi-year employment agreements with certain of our executive officers. On June 29, 2009, we entered into an employment agreement with our President and CEO, Mr. Cushman. We generally believe that it is beneficial to enter into employment agreements because they set forth the terms under which the executive officers are employed, include annual base salary and severance arrangements, and generally provide us with a certain level of protection from competition by our executive officers following termination of their employment with us. The employment agreements also typically require our executive officers to provide us with advance notice if they wish to resign. The annual base compensation for our CEO set forth in the employment agreement was determined by the Compensation Committee and recommended to, and approved by, our Board of Directors.

Cash Incentive Compensation

During April 2013, after reviewing the Company’s and the individual’s performance for 2012, the Compensation Committee paid a discretionary bonus to each of our executive officers in the following amounts:  (1) Daniel H. Cushman received $180,000, (2) Larry J. Goddard received $60,000, and (3) Lance K. Stewart received $60,000. Forty percent (40%) of the bonus amount awarded will be paid immediately while the remaining sixty percent (60%) will be paid at the rate of fifteen percent (15%) of the bonus amount awarded during each of the next four succeeding years.

During April 2012, after reviewing the Company’s and the individual’s performance for 2011, the Compensation Committee awarded a discretionary bonus to Daniel H. Cushman in the amount of $150,000 and to Lance K. Stewart in the amount $50,000. One-half of the bonus amount awarded was paid during April 2012,  while the remaining one-half is to be paid at the rate of 12.5% of the bonus amount awarded during each of the next four succeeding years.

During March 2011, after reviewing the Company’s and the individual’s performance for 2010, the Compensation Committee paid a discretionary bonus to each of our executive officers in the following amounts:  (1) Daniel H. Cushman received $60,000, (2) Larry J. Goddard received $15,000, and (3) Lance K. Stewart received $25,000.

Stock Options

In March 2006, the Board of Directors adopted the 2006 Stock Option Plan. The plan provides for the issuance of stock options for up to 750,000 shares of our common stock, subject to adjustments. Our officers, directors, key employees and consultants are eligible to receive options under the plan. The plan was approved by our stockholders at their May 24, 2006 annual meeting.

On May 24, 2012, we granted stock options to our executive officers pursuant to the Company’s 2006 Stock Option Plan. The option exercise price of $10.90 for each share was established based on the average of the high and low sales prices of the Company’s stock on the date of the grant. The options are scheduled to vest in installments. Mr. Cushman received a stock option grant of 49,000 options, Mr. Goddard received a stock option grant of 15,000 options, and Mr. Stewart received a stock option grant of 15,000 options. The stock option grants vest on a schedule of 20% per year beginning on the first anniversary of the grant date. We did not issue any options to our executive officers or other employees under the plan during 2011.

On November 30, 2010, we granted stock options to our executive officers pursuant to the Company’s 2006 Stock Option Plan. The option exercise price of $11.22 for each share was established based on the average of the high and low sales prices of the Company’s stock on the date of the grant. The options are scheduled to vest in installments. Mr. Cushman received a stock option grant of 20,000 options and a performance-based stock option grant of 25,600 options. Based on 2011 performance criteria, Mr. Cushman earned 2,000 performance-based options and the remaining 23,600 performance-based options expired unearned. Mr. Goddard received a stock option grant of 10,000 shares and a performance-based stock option grant of 8,000 shares. Based on 2011 performance criteria, Mr. Goddard earned 521 performance-based options and the remaining 7,479 performance-based options expired unearned. Mr. Stewart received a stock option grant of 7,500 shares and a performance-based stock option grant of 6,400 shares. Based on 2011 performance criteria, Mr. Stewart earned 417 performance-based options and the remaining 5,983 performance-based options expired unearned. The stock option grants vest on a schedule of 20% per year beginning on the first anniversary of the grant date. The performance-based stock option grants were earned according to certain performance criteria based upon the Company’s 2011 quarterly and annual operating ratios. Performance-based options vest on a schedule of 20% per year beginning on the first anniversary of the earnings press release reporting the respective period’s result for 2011.

Other Compensation

We sponsor a retirement savings plan for all of our eligible employees, including our executive officers. The plan qualifies under section 401(k) of the Internal Revenue Code, as amended. This plan allows eligible employees to make tax deductible contributions to the plan. We make employer matching contributions to the plan for each eligible employee. The matching contributions are 50% of each participating employee's voluntary contribution up to 3% of the participant's compensation. These matching contributions vest at the rate of 20% each year until fully vested after five years.

We offer health, vision and dental insurance to our executive officers and pay the insurance premiums for Mr. Goddard. While we make similar insurance available to other employees, we do not pay their insurance premiums.

We allow each of our executive officers to use a company owned automobile. With the exception of this perquisite, our policy is to provide minimal, if any, perquisites to our executive officers. This helps set an example for all employees that personal expenses are not payable from company funds and helps to control expenses.

Post-Employment Compensation

We do not provide a defined benefit pension plan or post retirement health insurance coverage for our executive officers or any of our other employees. We do not offer deferred compensation plans, and do not have agreements that provide compensation to our executive officers based upon the occurrence of a change in control of PTSI.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company's chief executive officer or certain of the company's other most highly compensated executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (compensation paid only if the individual's or the company's performance meets pre-established objective goals based on performance criteria approved by the stockholders). We periodically review the potential consequences of Section 162(m) and may structure some or all of the compensation for our executive officers so that it will not be subject to the deduction limitations of Section 162(m). None of the compensation paid to our executive officers for 2012 was structured to be “qualifying performance-based” compensation. For 2012, we were not precluded by Section 162(m) from deducting any compensation that we paid to any of our executive officers.

Share Ownership Guidelines

We do not have stock ownership requirements for our executive officers. However, each of our executive officers owns options to acquire shares of our common stock.

Overview of the Compensation Process

The elements of executive compensation are discussed at meetings of the Compensation Committee, with significant input from our Chairman of the Board and other directors. Annual base salary is generally determined for a multi-year period at the time that employment agreements are negotiated with our executive officers, if applicable. Cash incentive compensation and other bonuses and forms of stock-based compensation are discussed from time to time, but there is no set schedule for making determinations regarding these types of compensation, and the committee retains considerable flexibility in deciding when to address these matters. In making its compensation decisions, the committee will usually seek input from our CEO and President regarding elements of his compensation, and that of the other executive officers. However, the committee makes the final decision on executive officer compensation, or recommends compensation of our executive officers to our Board of Directors for approval. The committee is authorized to utilize compensation consultants, but does not presently confer with compensation consultants regarding executive compensation.

Stockholder Approval for the Company’s Compensation Programs

At our 2011 Annual Meeting of Stockholders, we held our first advisory vote on executive compensation, commonly referred to as “say on pay.” While the vote is an advisory and non-binding vote, the Compensation Committee and the Board will review the voting results to determine the cause or causes of any significant negative voting results. At the 2011 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the “say on pay” resolution presented with more than 99% of the votes cast (excludes abstentions and broker non-votes) voting to approve our executive compensation. The Compensation Committee reviewed these voting results and given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. In addition, over 70% of the shares voted (excludes abstentions and broker non-votes) were in favor of our recommendation to hold the “say on pay” vote every three years. As such, the next stockholder vote on “say on pay” is scheduled for 2014.

Summary Compensation Table

The following table provides information regarding the compensation earned by the executive officers for the three years ended December 31, 2012.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)

Daniel H. Cushman President and Chief Executive Officer	2012	437,000	150,000	296,940	-	2,184	886,124
	2011	425,000	60,000	-	-	2,184	487,184
	2010	412,500	50,000	152,160	-	28,152	642,812

Larry J. Goddard Executive Vice President	2012	253,462	-	90,900	-	5,390	349,752
	2011	280,000	15,000	-	-	5,390	300,390
	2010	265,894	30,000	70,006	-	5,390	371,290

Lance K. Stewart Vice President of Finance, Chief Financial Officer, Secretary and Treasurer	2012	179,837	50,000	90,900	-	2,405	323,142
	2011	170,000	25,000	-	-	2,405	197,405
	2010	147,949	15,000	52,838	-	1,908	217,695

(1)
Amounts shown for 2012 represent a discretionary cash bonus that was awarded and paid at the rate of 50% during 2012 with the remaining and 50% being paid at the rate of 12.5% of the bonus amount awarded during each of the next four succeeding years. Amounts shown for 2011 and 2010 represent a discretionary cash bonus paid during each respective year.

(2)
Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and stock option awards are set forth under Note 12 “Share-Based Compensation” to our consolidated financial statements included in Item 8 "Financial Statements and Supplementary Data" of our Annual Report to the SEC on Form 10-K for each respective year. Amounts shown for 2010 included performance-based options valued at $25,360, $6,606, and $5,288, respectively, for Messrs. Cushman, Goddard, and Stewart, as determined based on the expected outcome of the performance conditions. The maximum value of these performance-based options, assuming the highest level of performance, for Messrs. Cushman, Goddard, and Stewart, would have been $162,304, $50,720, and $40,576, respectively.

(3)
During 2012, other compensation for Mr. Cushman represents amounts paid as employer matching contributions under our section 401(k) qualified retirement savings plan. During 2012, other compensation for Mr. Goddard represents amounts paid as employer matching contributions under our section 401(k) qualified retirement savings plan and for health, vision and dental insurance premiums paid by the Company on his behalf. During 2012, other compensation for Mr. Stewart represents amounts paid as employer matching contributions under our section 401(k) qualified retirement savings plan.

Employment Agreements

The initial term of the employment agreement with Mr. Cushman began on July 13, 2009. Mr. Cushman currently earns an annual salary of $440,000. In addition, at the beginning of his employment, he received a bonus of $55,000 to be used at his discretion toward expenses for his relocation to Tontitown, Arkansas, and the sale of his home in Nebraska. PTSI had also agreed to reimburse Mr. Cushman for up to $1,800 per month for up to eighteen months for temporary living expenses.

The Company currently does not have a written employment agreement with Mr. Goddard. Mr. Goddard currently earns an annual salary of $250,000.

The Company currently does not have a written employment agreement with Mr. Stewart. Mr. Stewart currently earns an annual salary of $200,000.

Our executive officers may also participate in bonus and other incentive plans that are approved from time to time by our Board of Directors or Compensation Committee. The executive officers are also entitled to any fringe benefits that we may provide for our employees in the normal course of our business. Additional information regarding the employment agreements, including compensation payable to the executive officers on termination of employment and their non-compete, non-solicitation and confidentiality obligations, is included below under the heading “Potential Payments Upon Termination or Change in Control.”

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of our executive officers' total compensation. As indicated in the Summary Compensation Table, the proportion for 2012 that salary and bonus were of total compensation ranged from 66% to 72% for our executive officers.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2012. The option awards identified in the table below are also reported in the Outstanding Equity Awards at 2012 Fiscal Year-End table that follows.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#) (1)

Daniel H. Cushman	5/24/12	-	-	-	-	-	-	-	49,000	10.90	296,940

Larry J. Goddard	5/24/12	-	-	-	-	-	-	-	15,000	10.90	90,900

Lance K. Stewart	5/24/12	-	-	-	-	-	-	-	15,000	10.90	90,900

(1)
Amounts shown represent stock options that were granted as part of the Company’s regular performance review process and vest based on the executive continuing to provide services through the applicable vesting dates.

(2)	The exercise price is determined based on the average of the high and the low selling prices on the date of the grant.

(3)
The value of a stock award or stock option award is based on the fair market value as of the grant date of such award determined pursuant to FASB ASC Topic 718. The option exercise price has not been deducted from the amounts indicated. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our Common Stock at such date in the future that the option is actually exercised.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2012, regarding equity awards, including unexercised stock options, for each of the executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Daniel H. Cushman	-	49,000 (1)	-	10.90	05/24/22	-	-	-	-
	8,000 (2)	12,000 (2)	-	11.22	11/30/20	-	-	-	-
	400 (3)	1,600 (3)	-	11.22	11/30/20	-	-	-	-

Larry J. Goddard	-	15,000 (1)	-	10.90	05/24/22	-	-	-	-
	4,000 (2)	6,000 (2)	-	11.22	11/30/20	-	-	-	-
	104 (3)	417 (3)	-	11.22	11/30/20

Lance K. Stewart	-	15,000 (1)	-	10.90	05/24/22	-	-	-	-
	3,000 (2)	4,500 (2)	-	11.22	11/30/20	-	-	-	-
	83 (3)	334 (3)	-	11.22	11/30/20	-	-	-	-

(1)	Options granted on 5/24/2012 and vest at a rate of 20% annually as determined by the grant date.

(2)	Options granted on 11/30/2010 and vest at a rate of 20% annually as determined by the grant date.

(3)
Performance-based options granted on 11/30/2010 which were earned during the second quarter of 2011 as a result of meeting specified performance criteria during the second quarter of 2011. Performance-based options vest at a rate of 20% annually from the date the option was earned.

Potential Payments Upon Termination or Change In Control

Generally, employment agreements that we enter into with any of our executive officers provide for payments that may be made to the executive officers following termination of their employment. These potential payments for any employment agreement currently in effect are discussed below and quantified in the table that follows. We do not have any agreements or plans that provide for payments to any of our executive officers based on the occurrence of a change in control of PTSI.

No Payments If There Is a Termination for Just Cause

In the event that one of our executive officers is terminated for just cause, including conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination, or dishonesty, we would have no obligation to pay base salary or benefits beyond the last day worked.

Payments Upon Death

In the event of the death of one of our executive officers, we would pay the executive officer the base salary through the date of death.

Payments Upon Disability

In the event that an executive officer becomes disabled and is unable to perform their duties, we may terminate their employment. If Mr. Cushman’s employment is terminated due to disability, then he is entitled to receive his base salary and benefits for 6 months following the termination of his employment.

Payments Upon Termination Based on Our Best Interest

In the event that an executive officer is terminated by our Board of Directors based upon a determination that such action would serve the Company’s best interest, we would generally have no obligation to pay base salary or benefits beyond the last day worked. However, Mr. Cushman would be entitled to receive his base salary and benefits for a period of 6 months following the termination of his employment, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months.

Payments Upon Resignation, Including Retirement

Messrs. Cushman and Stewart each have the right to resign by providing three months written notice of their intent to resign. In the event of such a resignation and with the required three months notice, Messrs. Cushman or Stewart would be entitled to receive their base salary and benefits through the end of the three month notice period. Mr. Stewart would also be entitled to his base pay and benefits for an additional three month period following the end of the notice period. We may terminate employment before the end of the three month notice period.

Obligations of Executive Officers

Under his employment agreement, Mr. Cushman has agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, for one year after his employment with us terminates. Mr. Cushman has an additional condition that in the event he is terminated because such termination is in the best interest of the Company, the duration of his covenant not to compete is for six months, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months. Mr. Cushman has also agreed that he will not at any time encourage, solicit or otherwise attempt to persuade any of our employees or any employees of the specified affiliates to leave our employment or employment with the specified affiliates. If Mr. Cushman were to hire from us one of our employees, he has agreed to pay us 30% of the employee's first year's gross compensation. Under the employment agreement, Mr. Cushman has also agreed to maintain the confidentiality of our proprietary information.

Stock Options

Messrs. Cushman, Goddard and Stewart hold options to acquire shares of our common stock that were granted on November 30, 2010 and May 24, 2012, under our 2006 Stock Option Plan. In general, stock options granted under the 2006 Stock Option Plan that are vested may be exercised within three months after termination of employment without cause. However, if employment terminates due to death or disability, earned shares and vested shares may be exercised within one year after the date of termination, but not later than the expiration date of the option.

Table of Payments Upon Termination of Employment

The following table provides information regarding amounts payable to the executive officers in connection with a termination of their employment, including amounts payable under their employment agreements. The amounts shown assume that termination of employment was effective as of December 31, 2012, the last business day of our 2012 fiscal year, and include estimates of the amounts that would be paid. Amounts payable under these provisions would be paid in equal installments pursuant to the Company’s regularly scheduled payrolls. The actual amounts would only be determined upon an officer's termination of employment.

Daniel H. Cushman
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)(1)	Resignation ($)	Retirement ($)
Base Salary	-	-	220,000	440,000	110,000	-
Non-Equity Incentive Plan Compensation	-	-	-	-	-	-
All Other Compensation	-	-	-	-	-	-

Total:	-	-	220,000	440,000	110,000	-

Larry J. Goddard
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)	Resignation ($)	Retirement ($)
Base Salary	-	-	-	-	-	-
Non-Equity Incentive Plan Compensation	-	-	-	-	-	-
All Other Compensation	-	-	-	-	-	-

Total:	-	-	-	-	-	-

Lance K. Stewart
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)	Resignation ($)	Retirement ($)
Base Salary	-	-	-	-	100,000	-
Non-Equity Incentive Plan Compensation	-	-	-	-	-	-
All Other Compensation	-	-	-	-	-	-

Total:	-	-	-	-	100,000	-

(1)
Mr. Cushman is entitled to receive his base salary and benefits for a period of six months following termination in the best interest of the Company, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months. This calculation assumes that the Board of Directors would elect to extend Mr. Cushman's covenant not to compete for one year. If this option is not exercised the amount owed to Mr. Cushman for termination in the best interest of the Company would be $220,000.

Director Compensation for 2012

The following table provides information about the compensation of our directors for the year ended December 31, 2012.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)

Frederick P. Calderone	22,200	-	28,392	-	-	-	50,592
Frank L. Conner	33,900	-	28,392	-	-	-	62,292
W. Scott Davis	28,200	-	28,392	-	-	-	56,592
Manuel J. Moroun	21,000	-	28,392	-	-	100,000	149,392
Matthew T. Moroun	107,200	-	28,392	-	-	-	135,592
Daniel C. Sullivan	22,800	-	28,392	-	-	-	51,192
Charles F. Wilkins	27,000	-	28,392	-	-	-	55,392

(1)
Our CEO and President, Mr. Cushman, who is also a director, has been omitted from this table because he receives no additional compensation for serving on our Board of Directors. Mr. Cushman’s compensation is included in the Summary Compensation Table.

(2)
The amounts shown represent the compensation expense that we recognized in 2012 for option awards for our non-employee directors, determined in accordance with FASB ASC Topic 718. Information regarding assumptions made for purposes of determining these amounts is in Note 12 “Share-Based Compensation” to our 2012 consolidated financial statements included in Item 8 "Financial Statements and Supplementary Data" of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2012. On March 2, 2012, each of our non-employee directors was awarded an option for 2,000 shares of our common stock under our 2006 Stock Option Plan. The grant date fair value of each of these options, determined in accordance with FASB ASC Topic 718 was $5.88 per share. On May 24, 2012, each of our non-employee directors was awarded an option for 3,000 shares of our common stock under our 2006 Stock Option Plan. The grant date fair value of each of these options, determined in accordance with FASB ASC Topic 718 was $5.54 per share. As of December 31, 2012, our non-employee directors held the following option awards to acquire our common stock: Messrs. Manuel Moroun and Matthew Moroun, options for 13,000 shares;  Messrs. Calderone, Conner, Sullivan and Wilkins, options for 11,000 shares; Mr. Davis, options for 7,000 shares.

(3)
Amounts paid to Mr. Manuel Moroun for 2012 represented payments under his Consulting Agreement with PTSI. The Consulting Agreement was entered into on December 6, 2007 with an initial term of one year and automatic renewals for four additional one-year periods. Pursuant to the agreement, Mr. Manuel Moroun provided us with consultation and advice as to the management and operation of PTSI, and such other consulting activities as we requested. For the services that Mr. Manuel Moroun rendered pursuant to the agreement, we paid him a consulting fee of $100,000 per year, in quarterly installments. During 2013, the Company renewed this agreement under the same terms and conditions for an additional five year period.

Compensation Arrangements for Non-employee Directors

Director compensation is determined by our Board of Directors. For 2012, we paid our non-employee directors an annual retainer of $15,000, and a fee of $1,800 for each meeting of the Board or its committees that they attended in person, and $600 for each meeting that they attended by telephone. The Chairman of the Board, which is a non-officer position, is paid an annual retainer of $100,000; and the Chairman of the Audit Committee is paid an additional annual retainer of $5,000. We reimburse our directors for expenses that they incur in attending Board and committee meetings, including expenses for food, lodging and transportation. Our directors are currently paid an annual retainer fee of $20,000 and the same amount for meeting fees as they were paid in 2012.

Our 2006 Stock Option Plan provides for an annual grant of a stock option to each of our non-employee directors through 2016. Currently, each option grant entitles the director to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. Each option is exercisable from its date of grant through the fifth anniversary of that date, unless terminated earlier in accordance with the plan. The exercise prices for the options granted to our non-employee directors in 2010 and 2011 were $14.32 and $11.75 per share respectively. The exercise prices for the options granted to our non-employee directors in March 2012 and May 2012 were $11.54 and $10.90 per share respectively.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of March 31, 2013, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than five percent (5%) of our Common Stock; (ii) each of our directors; (iii) each of the named executive officers in the Summary Compensation Table of this annual report; and (iv) the total for our current directors and named executive officers as a group.

Name or Group of Beneficial Owner	Shares Owned	Shares Held in Trust	Options Exercisable Within 60 Days	Shares Beneficially Owned (1)	Percent of Class (2)
5% Stockholders:
Dimensional Fund Advisors LP (3)	634,682	-	-	634,682	7.32%

Franklin Resources, Inc. (4)	560,000	-	-	560,000	6.46%
Donald Smith & Co., Inc. (5)	522,616	-	-	522,616	6.03%

Directors and Named Executive Officers:
Frederick P. Calderone	-	-	14,000	14,000	*
Frank L. Conner	4,375	-	14,000	18,375	*
Daniel H. Cushman	2,000	-	18,200	20,200	*
W. Scott Davis (6)	26,000	2,500	10,000	38,500	*
Larry J. Goddard	12,213	-	7,104	19,317	*
Matthew T. Moroun (7)	4,715,373	-	16,000	4,731,373	54.50%
Manuel J. Moroun (8)	-	-	16,000	16,000	*
Lance K. Stewart	-	-	6,083	6,083	*
Daniel C. Sullivan	23,000	-	14,000	37,000	*
Charles F. Wilkins	-	-	14,000	14,000	*
Directors and named executive officers as a group	4,782,961	2,500	129,387	4,914,848	55.88%
Total Outstanding Shares as of March 31, 2013					8,665,667

*	Denotes less than one percent.

(1)
The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 31, 2013, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) over the shares set forth in the table. Includes shares that may be acquired pursuant to stock options granted under our stock option plans that are currently exercisable or become exercisable within 60 days of March 31, 2013.

(2)
The percentages shown are based on the 8,665,667 shares of our common stock outstanding as of March 31, 2013, plus the number of shares that the named person or group has the right to acquire within 60 days of March 31, 2013. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of March 31, 2013 are deemed to be outstanding with respect to such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(3)
Based upon a Schedule 13G amendment, dated February 8, 2013, filed by Dimensional Fund Advisors LP, a Delaware Limited Partnership, which indicates that as of December 31, 2012, Dimensional Fund Advisors LP had the sole power to dispose of 634,682 shares as an investment advisor or manager to investment companies, trusts and separate accounts that own the 634,682 shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. We make no representation as to the accuracy or completeness of the information reported.

(4)
Based upon a Schedule 13G amendment, dated February 5, 2013, filed by Franklin Resources, Inc., a Delaware Corporation, and related parties, which indicates that as of December 31, 2012, Franklin Advisory Services, LLC had the sole power to vote and dispose of 560,000 shares as an investment advisor or manager to investment companies, trusts and separate accounts that own the 560,000 shares. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403. We make no representation as to the accuracy or completeness of the information reported.

(5)
Based upon Schedule 13G, dated February 11, 2013, filed by Donald Smith & Co., Inc., a Delaware Corporation, and related parties, which indicates that as of December 31, 2012, Donald Smith & Co., Inc. had the sole power to dispose of 522,616 shares. The Schedule 13G was filed by Donald Smith & Co., Inc., which provides investment management services. The address of Donald Smith & Co., Inc. is 152 West 57th Street, New York, New York 10019. We make no representation as to the accuracy or completeness of the information reported.

(6)	Includes 2,500 shares held in trusts for Mr. Davis' children, for which Mr. Davis serves as trustee.

(7)
Includes 1,623,373 shares owned directly, 16,000 options available for exercise, and 3,092,000 shares held in a trust of which Mr. Matthew Moroun is a co-trustee and a beneficiary (the “Moroun Trust”). Mr. Hal M. Briand is co-trustee with Mr. Matthew Moroun of the Moroun Trust and may therefore also be deemed to beneficially own the shares held by the Moroun Trust. The business address of each of Messrs. Moroun and Briand is 12225 Stephens Road, Warren, Michigan 48091.

(8)	Does not include the 4,731,373 shares shown in the table as being beneficially owned by Mr. Manuel Moroun's son, Mr. Matthew Moroun.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% stockholders are also required to furnish us with copies of the reports that they file. To our knowledge, based solely on a review of the copies of the reports furnished to us and representations received from our directors and executive officers, we believe that all reports required to be filed under Section 16(a) for 2012 were timely filed.

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PROPOSAL TWO
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RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as of and for the fiscal year ended December 31, 2012, were audited by Grant Thornton LLP, an independent registered public accounting firm. In 2012, the Audit Committee selected Grant Thornton LLP as our principal independent auditor for the year ending December 31, 2013.

Stockholder’s ratification of the selection of Grant Thornton LLP to be our independent registered public accounting firm for fiscal year 2013 is not required by our Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such change is in the best interests of PTSI and our stockholders.

We are not presently expecting that representatives of Grant Thornton LLP will attend the annual meeting of stockholders.
Your Board of Directors Recommends that Stockholders Vote

FOR

the Ratification of the Appointment of Grant Thornton LLP
as PTSI’s Independent Registered Public Accounting Firm
for the 2013 Calendar Year

INDEPENDENT PUBLIC ACCOUNTANTS—
PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table shows the fees for professional services of Grant Thornton for audit and other services they provided to us for 2012 and 2011.

	2012	2011
Audit Fees (1)	$203,000	$197,400
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$203,000	$197,400
_________________
(1)
Includes the aggregate fees billed for professional services rendered for 2012 and 2011 for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q.

The Audit Committee pre-approves audit services and non-audit services that are to be performed for us by our independent auditor. The Audit Committee has delegated authority to its chairman, or any two of its other members acting together, to approve, between meetings of the Audit Committee, audit services and permissible non-audit services. Approvals between meetings are required to be reported to the Audit Committee at its next meeting. In addition to there being engagement letters for audit services, the Audit Committee has determined that there should be an engagement letter for any non-audit services that are to be performed by the independent auditor. All of the services described in the table above were pre-approved by the Audit Committee, and the authority delegated to members of the Audit Committee was not used.

TRANSACTIONS WITH RELATED PERSONS

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as could have been obtained if the transaction had been with a person who is not related to us, or is in our best interest.

Mr. Matthew Moroun is Chairman of our Board of Directors, which is designated as a non-officer position, a member of the Executive Committee of our Board of Directors, and our largest stockholder. He is the controlling stockholder, Vice Chairman and a director of CenTra, Inc., a transportation holding company based in Warren, Michigan. He is also the Chairman and controlling stockholder of Oakland Financial Corporation, an insurance holding company, and its subsidiaries, based in Sterling Heights, Michigan. Our director, Mr. Manuel Moroun, is the President and Chief Executive Officer of CenTra, and controls a trust that is the other major stockholder of CenTra. He is also a stockholder of Oakland Financial Corporation.

During 2012, certain subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, paid us a total of $2,747,032. These payments represent freight transportation charges of $2,062,370, maintenance services performed in our maintenance facilities of $263,522, charges paid by us to third parties on behalf of the subsidiaries and affiliates of CenTra and then charged back at the amount paid of $209,783, real estate rent and upkeep of $208,957, and leases of revenue equipment of $2,400.

During 2012, we made payments to certain subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, in the aggregate amount of $14,255,732. These payments are described below.

Payments of $393,405 were made for real estate leases during 2012 which include maintenance facilities in two states and trailer drop yards in thirteen states. The leases are generally month to month leases with automatic monthly renewal provisions.

Payments in the amount of $550 were made to certain subsidiaries of CenTra for freight transportation charges during 2012.

Payments in the amount of $97,446 for parts and labor charges incurred to repair our equipment and payments of $44,558 for management services were made to a subsidiary of CenTra during 2012.

We made payments to an affiliate of CenTra in the amount of $2,088,000 for the purchase of used trucks in order to increase the size of our company-owned truck fleet.

We made payments to subsidiaries of Oakland Financial Corporation during 2012 in the amount of $21,453 for insurance premiums paid pursuant to agreements to provide insurance coverage to certain of our independent contractors. The underlying agreements are made directly with the independent contractors. The full amount of these payments to the subsidiaries of Oakland Financial Corporation is recouped by us from the independent contractors.

We purchase physical damage insurance coverage on our tractors and trailers through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. During 2012, we made payments for these policies in the amount of $932,102, and received $1,494,575 in payments for claims filed.

Beginning in September 2009, we secured coverage for commercial auto and general liability insurance through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. In 2012 we made premium payments of $10,678,218 for commercial auto liability and general liability coverage under these policies.

On December 6, 2007, we entered into a Consulting Agreement with Mr. Manuel Moroun. The agreement had an initial term of one year, and automatically renewed for four additional one-year periods. Pursuant to the agreement, Mr. Manuel Moroun provided consultation and advice as to the management and operation of PTSI, and such other consulting activities as we requested. For the services that Mr. Manuel Moroun rendered pursuant to the agreement, we paid him a consulting fee of $100,000 per year, which was paid in quarterly installments. During 2013, the Company renewed this agreement under the same terms and conditions for an additional five year period.

We believe that substantially all of the above transactions were entered into on terms at least as favorable to us as could have been obtained from persons who were not related to us, and each of the transactions was in our best interest. We expect to continue transactions with subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, in 2013 that are similar to those described above.

ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

Additional information concerning us, including our financial statements, is provided in our 2012 Annual Report to Stockholders that accompanies this proxy statement. Our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, is available to stockholders who make a written request for it to our Secretary, Lance K. Stewart, at our principal executive office, Post Office Box 188, Tontitown, Arkansas 72770. Copies of exhibits filed with that report or referenced in it will be furnished to stockholders of record upon request and payment of our expenses in furnishing such documents.

STOCKHOLDER PROPOSALS

In order for a proposal by a stockholder to be presented at an annual meeting of our stockholders, the proposal must be included in the related proxy statement and proxy form. Any proposal to be presented at the 2014 annual meeting of stockholders must be received at our principal executive office not later than December 19, 2013, directed to the attention of the Secretary, for consideration for inclusion in our proxy statement and form of proxy relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the SEC.

In connection with our annual meeting of stockholders to be held in 2014, if we do not receive notice of a matter or proposal to be considered by March 7, 2014, then the persons appointed by our Board of Directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if such matter or proposal is properly raised at the annual meeting and put to a vote.

OTHER MATTERS

We do not know of any matters to be brought before the meeting other than those described in this proxy statement. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

                                   By Order of the Board of Directors

                                   Daniel H. Cushman
                                   President and Chief Executive Officer

April 18, 2013

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P.A.M. Transportation Services, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 23, 2013.

Vote by Internet

- Go to **www.envisionreports.com/PTSI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Fredrick P. Calderone	☐	☐	02 - W. Scott Davis	☐	☐	03 - Manuel J. Moroun	☐	☐
04 - Matthew T. Moroun	☐	☐	05 - Daniel C. Sullivan	☐	☐	06 - Daniel H. Cushman	☐	☐

3. In their discretion, upon such other matters as may properly come before the meeting or any adjournments or postponements of the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
The proxy statement and annual report to shareholders are available at: **www.envisionreports.com/PTSI**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — P.A.M. Transportation Services, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of P.A.M. Transportation Services, Inc., a Delaware corporation, hereby appoints Daniel H. Cushman and Lance K. Stewart, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of P.A.M. Transportation Services, Inc. to be held on Thursday, May 23, 2013, and at any or all adjournments or postponements of the meeting, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1 AND 2, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.